Exhibit 99.B(m)(3)(i)

AMENDED SCHEDULE A

to the

SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

CLASS S2

Funds

ING BlackRock Global Science and Technology Portfolio

ING International Index Portfolio

ING Lehman Brothers U.S. Aggregate Bond Index Portfolio

ING Opportunistic LargeCap Value Portfolio

ING Russel Global Large Cap Index 85% Portfolio

ING Russell Large Cap Index Portfolio

ING Russell Mid Cap Index Portfolio

ING Russell Small Cap Index Portfolio

ING U.S. Government Money Market Portfolio

ING VP Index Plus LargeCap Portfolio

ING VP Index Plus MidCap Portfolio

ING VP Index Plus SmallCap Portfolio

ING VP Small Company Portfolio

ING WisdomTree High-Yielding Equity Index Portfolio